DERIVED INFORMATION [8/07/06]

[$1,079,650,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,079,650,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date.  Approximately 15.3% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Top Level Stats	All Loans	MH	2nds	1st lien Bal < 50k	FICO < 500	1st lien FRM Purchase	1st lien FRM Refi	ARM I/O Purchase	ARM I/O Refi	ARM Non I/O Puchase	ARM Non I/O Refi
Total Collateral	1,095,034,661.87	-	41,110,040.97	2,720,867.31	384,779.40	42,152,121.31	128,418,220.61	99,786,225.42	58,249,796.86	328,837,450.31	393,375,159.68
Percent of Deal	100.00%	0.00%	3.75%	0.25%	0.04%	3.85%	11.73%	9.11%	5.32%	30.03%	35.92%
Statistical Cut-Off Date	9/1/2006	9/1/2006	9/1/2006	9/1/2006	9/1/2006	9/1/2006	9/1/2006	9/1/2006	9/1/2006	9/1/2006	9/1/2006

Averages by Group
WALA	2	0	2	3	10	2	2	3	3	2	2
FICO	632	0	649	604	468	634	621	684	649	656	598
DTI	43.17%	0.00%	43.81%	32.12%	43.73%	42.54%	42.03%	44.06%	42.62%	44.14%	42.66%
LTV	79.62%	0.00%	99.17%	64.94%	77.67%	82.34%	74.16%	79.99%	79.94%	80.68%	78.14%
CLTV	87.90%	0.00%	99.17%	67.16%	88.54%	94.77%	75.66%	98.57%	85.31%	96.23%	80.83%
Coupon	8.26%	0.00%	11.52%	9.18%	6.90%	8.34%	7.98%	7.47%	7.68%	8.04%	8.47%
Balance	196,666	0	58,645	46,116	128,260	146,872	179,355	304,226	301,812	215,914	223,763

Pct by Group
Prefunded	0	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Delinquent at closing	0	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Full Doc %	54.13%	0.00%	53.38%	77.94%	100.00%	81.38%	73.24%	36.73%	58.97%	46.04%	55.29%
Owner Occupied %	94.75%	0.00%	98.55%	84.02%	100.00%	95.47%	95.61%	99.19%	98.43%	93.29%	93.60%
First Lien %	96.25%	0.00%	0.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Loans w/ MI	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Loans w/ Simult 2nds	41.29%	0.00%	0.00%	8.83%	54.35%	61.46%	7.78%	92.69%	30.19%	76.65%	13.64%
First Time Borrowers	17.97%	0.00%	33.17%	14.34%	0.00%	33.91%	0.37%	40.79%	1.04%	37.48%	0.86%
Stated Docs w/ W2

Stats only for ARMs
Max Rate	14.12%	0.00%	0.00%	15.37%	13.12%	0.00%	0.00%	13.65%	13.64%	14.13%	14.31%
Margin	5.92%	0.00%	0.00%	6.58%	6.06%	0.00%	0.00%	5.59%	5.59%	6.05%	5.95%
Initial Cap	2.62%	0.00%	0.00%	2.47%	3.00%	0.00%	0.00%	2.75%	2.61%	2.78%	2.45%
Periodic Cap	1.06%	0.00%	0.00%	1.12%	1.11%	0.00%	0.00%	1.09%	1.03%	1.06%	1.06%
Avg Reset Freq (mo)	7	0	0	6	9	0	0	6	6	7	6

FICO
< 500	0.04%	0.00%	0.01%	0.00%	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
500 - 549	10.08%	0.00%	0.02%	0.04%	0.00%	0.11%	1.26%	0.01%	0.02%	0.86%	7.75%
550 - 599	19.24%	0.00%	0.19%	0.09%	0.00%	0.83%	2.90%	0.21%	0.49%	3.54%	10.99%
600 - 649	32.43%	0.00%	1.88%	0.06%	0.00%	1.51%	4.17%	2.01%	2.34%	9.39%	11.06%
650 - 699	25.29%	0.00%	1.17%	0.03%	0.00%	1.01%	2.36%	3.86%	1.80%	10.30%	4.77%
700 - 749	9.47%	0.00%	0.36%	0.01%	0.00%	0.28%	0.71%	2.04%	0.64%	4.24%	1.20%
750 - 799	3.25%	0.00%	0.13%	0.00%	0.00%	0.10%	0.28%	0.86%	0.04%	1.68%	0.16%
800 +	0.20%	0.00%	0.00%	0.00%	0.00%	0.01%	0.04%	0.13%	0.00%	0.02%	0.00%

DTI
<25	3.66%	0.00%	0.12%	0.07%	0.01%	0.20%	0.57%	0.12%	0.26%	0.66%	1.64%
25 - 29.99	3.70%	0.00%	0.08%	0.04%	0.00%	0.17%	0.67%	0.11%	0.20%	0.82%	1.61%
30 - 34.99	7.02%	0.00%	0.17%	0.02%	0.00%	0.36%	1.15%	0.67%	0.38%	1.84%	2.43%
35 - 39.99	12.47%	0.00%	0.43%	0.04%	0.00%	0.54%	1.63%	1.19%	0.52%	3.49%	4.62%
40 - 44.99	24.41%	0.00%	0.96%	0.03%	0.01%	0.70%	2.80%	2.44%	1.45%	6.97%	9.04%
45 - 49.99	35.50%	0.00%	1.60%	0.04%	0.00%	1.16%	3.06%	3.79%	2.00%	12.03%	11.82%
50 - 54.99	12.03%	0.00%	0.39%	0.00%	0.02%	0.62%	1.72%	0.70%	0.50%	3.74%	4.33%
55 - 59.99	1.18%	0.00%	0.00%	0.00%	0.00%	0.09%	0.08%	0.10%	0.00%	0.48%	0.43%
60 +	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%	0.00%	0.00%	0.00%	0.00%

LTV
<=60	5.24%	0.00%	0.03%	0.08%	0.00%	0.04%	1.81%	0.00%	0.31%	0.27%	2.71%
60.01 - 65	3.19%	0.00%	0.00%	0.02%	0.00%	0.10%	0.80%	0.00%	0.12%	0.06%	2.10%
65.01 - 70	4.77%	0.00%	0.00%	0.02%	0.00%	0.05%	1.23%	0.04%	0.26%	0.25%	2.91%
70.01 - 75	12.87%	0.00%	0.00%	0.04%	0.02%	0.31%	1.70%	0.51%	0.46%	5.14%	4.69%
75.01 - 80	44.19%	0.00%	0.00%	0.04%	0.02%	2.31%	2.81%	8.27%	2.21%	18.98%	9.55%
80.01 - 85	10.19%	0.00%	0.01%	0.02%	0.00%	0.22%	1.65%	0.03%	0.54%	1.07%	6.65%
85.01 - 90	12.04%	0.00%	0.05%	0.01%	0.00%	0.26%	1.25%	0.23%	1.07%	2.90%	6.28%
90.01 - 95	2.14%	0.00%	0.12%	0.00%	0.00%	0.03%	0.25%	0.04%	0.30%	0.53%	0.87%
95.01 - 100	5.35%	0.00%	3.55%	0.01%	0.00%	0.52%	0.21%	0.00%	0.06%	0.84%	0.16%
> 100

CLTV
<=60	5.20%	0.00%	0.03%	0.08%	0.00%	0.04%	1.77%	0.00%	0.31%	0.27%	2.71%
60.01 - 65	3.18%	0.00%	0.00%	0.02%	0.00%	0.10%	0.80%	0.00%	0.12%	0.06%	2.09%
65.01 - 70	4.17%	0.00%	0.00%	0.02%	0.00%	0.05%	1.24%	0.04%	0.26%	0.19%	2.38%
70.01 - 75	5.81%	0.00%	0.00%	0.03%	0.02%	0.02%	1.65%	0.00%	0.30%	0.31%	3.48%
75.01 - 80	11.50%	0.00%	0.00%	0.03%	0.00%	0.29%	2.04%	0.34%	0.84%	1.50%	6.46%
80.01 - 85	10.08%	0.00%	0.01%	0.02%	0.00%	0.20%	1.65%	0.03%	0.57%	0.90%	6.70%
85.01 - 90	13.03%	0.00%	0.05%	0.01%	0.00%	0.24%	1.25%	0.31%	1.16%	3.11%	6.90%
90.01 - 95	4.63%	0.00%	0.12%	0.00%	0.00%	0.13%	0.42%	0.31%	0.54%	1.60%	1.51%
95.01 - 100	42.39%	0.00%	3.55%	0.03%	0.02%	2.78%	0.90%	8.09%	1.23%	22.09%	3.70%
> 100	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Product
< 2 yr Fixed Term	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2 yr fixed hybrid	64.81%	0.00%	0.00%	0.07%	0.01%	0.00%	0.00%	7.88%	4.73%	21.64%	30.48%
3 yr fixed hybrid	14.07%	0.00%	0.00%	0.02%	0.02%	0.00%	0.00%	1.07%	0.45%	7.89%	4.62%
5 yr or longer hybrid	1.62%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.16%	0.13%	0.50%	0.83%
Fixed Rate	19.49%	0.00%	3.75%	0.16%	0.00%	3.85%	11.73%	0.00%	0.00%	0.00%	0.00%

I/O Term
No IO Term	84.71%	0.00%	3.74%	0.24%	0.04%	3.80%	10.94%	0.00%	0.00%	30.03%	35.92%
2 yr	0.08%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%	0.06%	0.00%	0.00%
3 yr	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
5 yr	15.05%	0.00%	0.01%	0.00%	0.00%	0.04%	0.79%	8.95%	5.26%	0.00%	0.00%
> 5 yr	0.16%	0.00%	0.00%	0.00%	0.00%	0.02%	0.00%	0.15%	0.00%	0.00%	0.00%

Loan Balance
< 50,000	1.35%	0.00%	1.10%	0.25%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
50,000 - 74,999	3.09%	0.00%	0.96%	0.00%	0.00%	0.35%	0.49%	0.00%	0.03%	0.79%	0.47%
75,000 - 99,999	4.25%	0.00%	0.70%	0.00%	0.01%	0.47%	0.91%	0.02%	0.01%	1.12%	1.00%
100,000 - 199,999	26.99%	0.00%	1.00%	0.00%	0.03%	1.54%	4.04%	1.25%	0.91%	8.12%	10.10%
200,000 - 499,999	52.55%	0.00%	0.00%	0.00%	0.00%	1.21%	5.49%	6.40%	3.07%	16.15%	20.23%
>= 500,000	11.77%	0.00%	0.00%	0.00%	0.00%	0.27%	0.80%	1.44%	1.30%	3.84%	4.12%

Amortization Term
< 15 years	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%	0.00%	0.00%	0.00%	0.00%
15 yr	0.26%	0.00%	0.02%	0.02%	0.00%	0.03%	0.18%	0.00%	0.00%	0.00%	0.00%
20 yr	0.32%	0.00%	0.09%	0.02%	0.00%	0.00%	0.21%	0.00%	0.00%	0.00%	0.00%
25 yr	0.07%	0.00%	0.00%	0.00%	0.00%	0.00%	0.07%	0.00%	0.00%	0.00%	0.00%
30 yr	54.68%	0.00%	3.11%	0.20%	0.02%	1.84%	7.78%	9.11%	5.32%	11.46%	15.84%
40 yr	29.80%	0.00%	0.53%	0.01%	0.00%	0.39%	1.98%	0.00%	0.00%	10.53%	16.37%
45 yr	13.00%	0.00%	0.00%	0.00%	0.02%	1.55%	1.06%	0.00%	0.00%	7.97%	2.40%
50 ye	1.84%	0.00%	0.00%	0.00%	0.00%	0.04%	0.42%	0.00%	0.00%	0.07%	1.31%

Maturity Term
< 15 years	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%	0.00%	0.00%	0.00%	0.00%
15 yr	2.72%	0.00%	2.45%	0.02%	0.00%	0.05%	0.19%	0.00%	0.00%	0.00%	0.00%
20 yr	0.39%	0.00%	0.09%	0.02%	0.00%	0.00%	0.28%	0.00%	0.00%	0.00%	0.00%
30 yr	96.86%	0.00%	1.21%	0.21%	0.04%	3.79%	11.22%	9.11%	5.32%	30.03%	35.92%
40 yr	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Property Type
Single Family	73.65%	0.00%	2.56%	0.23%	0.02%	2.95%	9.47%	6.12%	4.11%	20.35%	27.85%
PUD	13.59%	0.00%	0.64%	0.00%	0.02%	0.61%	1.04%	1.81%	0.60%	4.87%	3.99%
Multi Family	8.28%	0.00%	0.38%	0.01%	0.00%	0.17%	0.93%	0.39%	0.44%	3.18%	2.78%
Condo, Townhouse	4.49%	0.00%	0.17%	0.00%	0.00%	0.12%	0.29%	0.80%	0.17%	1.64%	1.30%
MH	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Loan Purpose
Purchase	46.07%	0.00%	3.01%	0.06%	0.01%	3.85%	0.00%	9.11%	0.00%	30.03%	0.00%
Cash Out Refi	48.42%	0.00%	0.61%	0.19%	0.01%	0.00%	10.72%	0.00%	4.71%	0.00%	32.18%
Non Cash Out Refi	5.50%	0.00%	0.13%	0.00%	0.02%	0.00%	1.01%	0.00%	0.61%	0.00%	3.74%

Geographic Distribution
AK	0.41%	0.00%	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.26%	0.11%
AL	0.38%	0.00%	0.01%	0.01%	0.00%	0.01%	0.08%	0.00%	0.00%	0.14%	0.14%
AR	0.19%	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%	0.00%	0.00%	0.09%	0.07%
AZ	5.05%	0.00%	0.15%	0.00%	0.00%	0.09%	0.38%	0.61%	0.49%	1.61%	1.71%
CA-N	11.03%	0.00%	0.34%	0.00%	0.00%	0.20%	0.72%	2.45%	0.88%	3.01%	3.42%
CA-S	19.64%	0.00%	0.89%	0.00%	0.00%	0.28%	1.93%	3.52%	1.76%	5.34%	5.92%
CO	1.98%	0.00%	0.16%	0.00%	0.00%	0.12%	0.06%	0.08%	0.18%	0.86%	0.52%
CT	0.88%	0.00%	0.04%	0.00%	0.00%	0.04%	0.09%	0.05%	0.03%	0.27%	0.36%
DC	0.33%	0.00%	0.01%	0.00%	0.00%	0.00%	0.07%	0.00%	0.02%	0.13%	0.11%
DE	0.12%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%	0.10%
FL	13.14%	0.00%	0.48%	0.02%	0.00%	0.44%	1.73%	0.63%	0.31%	4.46%	5.07%
GA	2.15%	0.00%	0.08%	0.02%	0.00%	0.06%	0.32%	0.04%	0.02%	0.82%	0.80%
HI	0.47%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.03%	0.05%	0.13%	0.25%
IA	0.24%	0.00%	0.01%	0.00%	0.00%	0.01%	0.01%	0.01%	0.00%	0.08%	0.11%
ID	0.76%	0.00%	0.02%	0.00%	0.00%	0.03%	0.14%	0.00%	0.02%	0.32%	0.24%
IL	5.31%	0.00%	0.18%	0.01%	0.00%	0.06%	0.51%	0.10%	0.35%	1.29%	2.82%
IN	0.38%	0.00%	0.01%	0.00%	0.00%	0.05%	0.06%	0.01%	0.01%	0.04%	0.20%
KS	0.31%	0.00%	0.00%	0.00%	0.00%	0.03%	0.01%	0.00%	0.00%	0.18%	0.08%
KY	0.40%	0.00%	0.04%	0.00%	0.00%	0.10%	0.09%	0.00%	0.00%	0.10%	0.06%
LA	0.32%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%	0.09%	0.21%
MA	0.92%	0.00%	0.06%	0.00%	0.00%	0.01%	0.08%	0.06%	0.02%	0.51%	0.18%
MD	2.96%	0.00%	0.10%	0.00%	0.00%	0.02%	0.41%	0.15%	0.27%	0.59%	1.42%
ME	0.12%	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%	0.00%	0.00%	0.03%	0.06%
MI	1.22%	0.00%	0.06%	0.02%	0.00%	0.20%	0.21%	0.01%	0.02%	0.37%	0.34%
MN	1.10%	0.00%	0.04%	0.00%	0.00%	0.03%	0.12%	0.10%	0.09%	0.27%	0.46%
MO	1.08%	0.00%	0.01%	0.01%	0.00%	0.04%	0.17%	0.00%	0.02%	0.30%	0.54%
MS	0.17%	0.00%	0.02%	0.00%	0.00%	0.08%	0.03%	0.00%	0.00%	0.03%	0.01%
MT	0.05%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.04%
NC	0.79%	0.00%	0.05%	0.00%	0.02%	0.01%	0.09%	0.03%	0.03%	0.31%	0.25%
ND	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
NE	0.13%	0.00%	0.00%	0.00%	0.00%	0.03%	0.02%	0.00%	0.01%	0.03%	0.05%
NH	0.15%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%	0.12%
NJ	2.10%	0.00%	0.08%	0.00%	0.00%	0.02%	0.46%	0.02%	0.06%	0.49%	0.97%
NM	0.42%	0.00%	0.01%	0.00%	0.00%	0.00%	0.07%	0.02%	0.04%	0.14%	0.15%
NV	2.90%	0.00%	0.13%	0.00%	0.00%	0.11%	0.15%	0.27%	0.15%	1.06%	1.03%
NY	4.79%	0.00%	0.13%	0.00%	0.00%	0.14%	0.89%	0.16%	0.08%	1.19%	2.20%
OH	1.89%	0.00%	0.13%	0.03%	0.01%	0.41%	0.40%	0.08%	0.02%	0.41%	0.40%
OK	0.36%	0.00%	0.02%	0.02%	0.00%	0.07%	0.05%	0.00%	0.00%	0.15%	0.05%
OR	2.69%	0.00%	0.13%	0.00%	0.00%	0.22%	0.27%	0.13%	0.15%	1.01%	0.77%
PA	1.11%	0.00%	0.02%	0.01%	0.00%	0.22%	0.26%	0.00%	0.00%	0.24%	0.36%
RI	0.70%	0.00%	0.04%	0.00%	0.00%	0.00%	0.09%	0.00%	0.00%	0.27%	0.30%
SC	0.51%	0.00%	0.01%	0.01%	0.00%	0.04%	0.06%	0.00%	0.00%	0.21%	0.18%
SD	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
TN	0.78%	0.00%	0.00%	0.02%	0.00%	0.13%	0.21%	0.00%	0.00%	0.16%	0.26%
TX	1.31%	0.00%	0.04%	0.04%	0.00%	0.19%	0.25%	0.02%	0.00%	0.42%	0.36%
UT	0.70%	0.00%	0.02%	0.00%	0.00%	0.03%	0.05%	0.03%	0.00%	0.33%	0.25%
VA	2.79%	0.00%	0.07%	0.00%	0.00%	0.06%	0.60%	0.23%	0.14%	0.39%	1.30%
VT	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%	0.00%
WA	4.22%	0.00%	0.11%	0.00%	0.00%	0.20%	0.50%	0.30%	0.13%	1.58%	1.39%
WI	0.30%	0.00%	0.00%	0.00%	0.00%	0.02%	0.04%	0.00%	0.00%	0.12%	0.12%
WV	0.11%	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%	0.00%	0.00%	0.03%	0.05%
WY	0.11%	0.00%	0.00%	0.00%	0.00%	0.01%	0.01%	0.00%	0.00%	0.07%	0.01%